Exhibit 99.1

Greg Parker Investor Relations 210/220-5632 or Renee Sabel Media Relations 210/220-5416

FOR IMMEDIATE RELEASE

April 27, 2011

CULLEN/FROST REPORTS FIRST QUARTER RESULTS

•	Asset quality best in two years

•	Net interest margin improved

•	Average loan volume up over fourth quarter 2010

SAN ANTONIO – Cullen/Frost Bankers, Inc. today released results for the first quarter and reported that the Texas financial services leader continued to perform well in an environment of continued low interest rates and slow economic growth.

Cullen/Frost net income for the first quarter of 2011 increased 8.6 percent to $51.9 million, or $.85 per diluted common share, compared to first quarter 2010 earnings of $47.8 million, or $.79 per diluted common share. For the first quarter of 2011, returns on average assets and equity were 1.19 percent and 10.11 percent, respectively, compared to 1.17 percent and 10.07 percent for the same period of 2010.

Non-performing assets at March 31, 2011 decreased $16.9 million from the first quarter of 2010 and $10.2 million from the previous quarter. Non-performing assets at March 31, 2011 were $154.7 million, the lowest level in two years.

“Cullen/Frost posted steady results for the quarter as the economy tries to gain some traction,” said Dick Evans, Cullen/Frost chairman and CEO. “We continued to expand and build customer relationships during this challenging revenue environment, while also managing expenses as we adapt to changing regulations. I am confident in our ability to meet these challenges head-on and pleased with our position in the markets we serve. We continue to see positive results from our disciplined calling effort, which has already produced many new relationships that will be the foundation for loan growth when confidence returns to the economy. Deposit growth continues to be strong as customers continue to respond to our value proposition.

“It was encouraging to see another decline in non-performing assets compared to the same period a year ago and the previous quarter. This is the lowest level for non-performing assets since the first quarter of 2009. Along with this improving trend in non-performing assets we saw improvements in other credit quality indicators during the quarter,” said Evans.

“I am also pleased to report that our capital levels today are even stronger than before the financial crisis began. Throughout this economic downturn, Cullen/Frost has continued to pay — and even increase — its dividends to shareholders. We are very proud of this, especially considering that some other financial institutions are only now reinstituting dividend programs.

“As always, I appreciate our outstanding employees and their commitment to deliver on our value proposition and take excellent care of our customers. Validation of this emphasis on service came just last week when we received confirmation that Frost has received the highest ranking in retail banking satisfaction in Texas from J.D. Power and Associates. Our employees make this possible.”

For the first quarter of 2011, average total loans were $8.1 billion, compared to $8.0 billion last quarter and $8.3 billion for the first quarter last year. Average total deposits for the first quarter 2011 rose to $14.5 billion, up 7.3 percent, or $1.0 billion, over the $13.5 billion reported for the first quarter of 2010. Net interest income on a taxable-equivalent basis increased to $156.6 million, up 4.2 percent over the $150.3 million reported for the first quarter a year ago.

Noted financial data for the first quarter:

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Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the first quarter of 2011 were 14.22 percent and 16.31 percent, respectively and are in excess of well-capitalized levels. The ratio of tangible common equity to tangible assets was 8.94 percent at the end of the first quarter of 2011, compared to 8.65 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period shareholders’ equity less goodwill and intangible assets divided by end of period total assets less goodwill and intangible assets.

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Net interest income on a taxable-equivalent basis for the first quarter totaled $156.6 million, compared to the $150.3 million reported for the first quarter of 2010. This increase primarily resulted from an increase in the average volume of earning assets and was partly offset by a decrease in the net interest margin. The net interest margin was 4.03 percent for the first quarter, compared to 4.19 percent for the first quarter of 2010 and 3.93 percent for the fourth quarter of 2010.

•	Non-interest income for the first quarter of 2011 was $72.3 million, up $0.9 million from the $71.4 million reported a year earlier.

Trust fees were $18.2 million, an increase of $1.2 million from the $17.0 million reported in the first quarter of 2010. The majority of this increase was due to investment fees, up $635,000 from the first quarter last year.

Other charges, commissions and fees were $8.8 million, up $1.9 million from the $6.9 million reported for the previous year’s first quarter. Most of this increase is related to revenues from corporate advisory services and fees received for the management of mutual funds through Frost’s registered investment advisor, Frost Investment Advisors.

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Non-interest expense for the first quarter of 2011 was $140.1 million, up $5.5 million from the $134.6 million for the first quarter of 2010. Salaries and benefits were up $2.9 million, or 3.9 percent, over the same quarter a year earlier, as a result of normal annual merit and market increases and an increase in incentive compensation. Other expense was $32.5 million, a $2.1 million increase from the $30.4 million reported for the first quarter of 2010. This increase was due in large part to a $900,000 valuation write-down on a bank-owned property being marketed for sale and an increase in advertising costs as part of a statewide strategic marketing initiative.

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For the first quarter of 2011, the provision for possible loan losses was $9.5 million, compared to net charge-offs of $11.4 million. For the first quarter of 2010, the provision for possible loan losses was $13.6 million, compared to net charge offs of $13.5 million. The allowance for possible loan losses as a percentage of total loans was 1.55 percent at March 31, 2011, compared to 1.53 percent at the end of the first quarter of 2010. Non-performing assets were $154.7 million at the end of the first quarter of 2011, compared to $165.0 million the previous quarter, and $171.6 million at the end of the first quarter of 2010.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, April 27, 2011 at 10 a.m. Central Daylight Time (CDT) to discuss the results for the quarter and the year. The media and other interested parties are invited to access the call in a “listen only” mode at 800-944-6430. Digital playback of the conference call will be available after 12 p.m. CDT until midnight Sunday, May 1, 2011 at 800-642-1687, with the Conference ID# of 60311497. The call will also be available by webcast on the company’s website, frostbank.com, and available for playback after 2 p.m. CDT. After entering the website, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $17.9 billion in assets at March 31, 2011, and more than 110 financial centers throughout Texas. One of 24 U.S. banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effects of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

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The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

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The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2011	2010
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
CONDENSED INCOME STATEMENTS

Net interest income	$141,759	$141,563	$142,416	$141,896	$137,584
Net interest income(1)	156,638	155,221	155,702	155,054	150,343
Provision for possible loan losses	9,450	11,290	10,100	8,650	13,571
Non-interest income:
Trust fees	18,220	17,399	17,029	17,037	16,963
Service charges on deposit accounts	23,368	24,082	24,980	24,925	24,809
Insurance commissions and fees	10,494	6,777	8,588	7,512	11,138
Other charges, commissions and fees	8,759	7,796	7,708	8,029	6,919
Net gain (loss) on securities transactions	5	—	—	1	5
Other	11,487	14,224	12,125	12,428	11,559

Total non-interest income	72,333	70,278	70,430	69,932	71,393

Non-interest expense:
Salaries and wages	62,430	60,744	59,743	58,827	60,275
Employee benefits	15,311	12,458	12,698	12,675	14,521
Net occupancy	11,652	11,197	12,197	11,637	11,135
Furniture and equipment	12,281	12,335	12,165	11,662	11,489
Deposit insurance	4,760	4,918	4,661	5,429	5,443
Intangible amortization	1,120	1,217	1,276	1,299	1,333
Other	32,507	30,872	29,812	33,125	30,398

Total non-interest expense	140,061	133,741	132,552	134,654	134,594

Income before income taxes	64,581	66,810	70,194	68,524	60,812
Income taxes	12,653	13,759	15,199	15,624	12,994

Net income	$51,928	$53,051	$54,995	$52,900	$47,818

PER SHARE DATA
Net income - basic	$0.85	$0.87	$0.90	$0.87	$0.79
Net income - diluted	0.85	0.87	0.90	0.87	0.79
Cash dividends	0.45	0.45	0.45	0.45	0.43
Book value at end of quarter	34.25	33.74	34.78	33.65	32.25

OUTSTANDING SHARES
Period-end shares	61,242	61,108	60,836	60,656	60,443
Weighted-average shares - basic	61,018	60,772	60,524	60,365	59,972
Dilutive effect of stock compensation	316	176	141	199	185
Weighted-average shares - diluted	61,334	60,948	60,665	60,564	60,157

SELECTED ANNUALIZED RATIOS
Return on average assets	1.19%	1.18%	1.25%	1.26%	1.17%
Return on average equity	10.11	9.96	10.49	10.67	10.07
Net interest income to average earning assets(1)	4.03	3.93	4.04	4.18	4.19

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2011	2010
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,081	$8,033	$8,058	$8,142	$8,271
Earning assets	15,822	15,953	15,590	15,071	14,665
Total assets	17,678	17,855	17,470	16,872	16,530
Non-interest-bearing demand deposits	5,248	5,371	5,125	4,906	4,684
Interest-bearing deposits	9,221	9,264	9,166	8,911	8,806
Total deposits	14,469	14,635	14,291	13,817	13,490
Shareholders’ equity	2,083	2,114	2,080	1,989	1,926

Period-End Balance:
Loans	$8,025	$8,117	$8,053	$8,066	$8,190
Earning assets	16,160	15,806	15,852	15,245	14,991
Goodwill and intangible assets	541	542	543	545	546
Total assets	17,942	17,617	17,738	17,060	16,761
Total deposits	14,710	14,479	14,530	13,952	13,734
Shareholders’ equity	2,097	2,062	2,116	2,041	1,949
Adjusted shareholders’ equity(1)	1,943	1,907	1,865	1,826	1,785

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$124,321	$126,316	$126,157	$125,442	$125,369
as a percentage of period-end loans	1.55%	1.56%	1.57%	1.56%	1.53%
Net charge-offs	$11,445	$11,131	$9,385	$8,577	$13,511
Annualized as a percentage of average loans	0.57%	0.55%	0.46%	0.42%	0.66%

Non-performing assets:
Non-accrual loans	$123,811	$137,140	$144,900	$134,524	$144,617
Foreclosed assets	30,892	27,810	23,778	24,744	26,936

Total	$154,703	$164,950	$168,678	$159,268	$171,553
As a percentage of:
Total loans and foreclosed assets	1.92%	2.03%	2.09%	1.97%	2.09%
Total assets	0.86	0.94	0.95	0.93	1.02

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.22%	13.82%	13.38%	13.16%	12.70%
Total Risk-Based Capital Ratio	16.31	15.91	15.46	15.52	15.05
Leverage Ratio	8.99	8.68	8.67	8.80	8.70
Equity to Assets Ratio (period-end)	11.69	11.70	11.93	11.96	11.63
Equity to Assets Ratio (average)	11.78	11.84	11.90	11.79	11.65

(1)	Shareholders’ equity excluding accumulated other comprehensive income(loss).

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